ChoiceOne Financial Services, Inc. 10-Q

Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made by CHOICEONE FINANCIAL SERVICES, INC., a Michigan corporation (the “Corporation”), and KELLY J. POTES, an individual residing in Sparta, Michigan (“Executive”) as of this Friday May 13th 2016 (the “Effective Date”). Any reference to the Corporation shall jointly include the Bank and any Affiliate, each as defined below.

WHEREAS, the Corporation operates a wholly owned commercial banking subsidiary, ChoiceOne Bank (the “Bank”), which is engaged in the general business of banking; and

WHEREAS, the Board of Directors of the Corporation believes that the future services of Executive will be of great value to the Corporation and Bank; and

WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its shareholders to secure Executive’s continued services and to ensure Executive’s continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control of the Corporation, without concern as to whether Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage Executive’s full attention and dedication to the Corporation and the Bank, the Board of Directors has authorized the Corporation to enter into this Agreement.

NOW, THEREFORE, the parties agree as follows.

1.

Effective Date and Term. The initial term of this Agreement shall be a period of three years commencing on the Effective Date, subject to earlier termination as provided in this Agreement. Beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, unless the Corporation has given notice to the Executive, or the Executive has given notice to the Corporation, in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further; if such notice is given, this Agreement will expire at the end of the then-remaining term. References in this Agreement to the “Term” of this Agreement shall refer to both such initial term and such extended terms.; provided, however, that:

(a)

except for termination as provided above pursuant to notice from Executive to the Corporation, this Agreement will not terminate during an Active Change in Control Proposal Period, even if the Corporation has given Executive notice of intention to terminate this Agreement;

(b)

except for termination as provided above pursuant to notice from Executive to the Corporation, upon the occurrence of a Change in Control the term of this Agreement shall automatically be extended until the second anniversary of the effective date of the Change in Control, even if the Corporation has given Executive notice of intention to terminate this Agreement; and

(c)

termination of this Agreement shall not affect the obligations of either party accrued before termination of this Agreement, Executive’s obligations under Section 5, 6 or 7, or the obligations of the parties under Section 12 or 14.

2.

Change in Control Severance Payment. The Corporation will make the payments provided for in this Section 2 (the “Severance Pay”) if Executive’s employment is terminated in a manner that constitutes a “separation from service” as that term is defined by Section 409A of the Internal Revenue Code (the “Code”) due to: (A) Executive terminating employment for Good Reason, or (B) the Corporation terminating Executive’s employment for any reason other than for Cause, and such termination of employment occurs either (i) during the Term of this Agreement following the date of a Change in Control or (ii) during the Term of this Agreement during an Active Change in Control Proposal Period, whether or not at the request of the acquirer. If Executive’s employment terminates during an Active Change in Control Proposal Period in a manner qualifying Executive for Severance Pay, the Corporation will pay Executive the Severance Pay following the date of the Change in Control as provided in this Section 2.

(a)

Amount and Payment of Cash Severance. The Corporation will pay Executive a lump sum equal to three times Executive’s base salary, as determined immediately preceding the Change in Control or immediately preceding the date of Executive’s termination if Severance Pay is paid upon a termination during an Active Change in Control Proposal Period, and disregarding any reduction in base salary that constitutes Good Reason. The lump sum will be paid in the Corporation’s first payroll period that occurs on or after thirty (30) days following the date of the Change in Control.

(b)

Health Coverage Payment. The Corporation will pay Executive a monthly amount equal to the Corporation’s contribution towards Executive’s then current employee and dependent health, prescription drug and dental coverage elections until the end of the Term of this Agreement. If Executive is not enrolled in the Corporation’s health, prescription drug and dental plans, then the monthly amount will be equal to the Corporation’s contribution towards family coverage for such plans determined at the time employment terminates. Although the right to payment under this paragraph is based on the Corporation’s health, prescription drug and/or dental plan at the time employment terminates and is intended to fund payment for health coverage, the monthly payments are not required to be used for health coverage and Executive may use the monthly payments for any purpose.

(c)

Accelerated Vesting. Any stock options, stock appreciation rights, restricted stock, restricted stock unit or similar equity awards that have been awarded to Executive and are unvested at the time of Executive’s termination of employment will be immediately 100% vested and exercisable as of the effective time of a Change in Control.

(d)

[Automobile Allowance. The Corporation will pay Executive an automobile allowance of Six Hundred Dollars ($600.00) per month until the end of the Term of this Agreement.]

(e)

Conditions to Severance Pay. To be eligible for Severance Pay, Executive must meet the following conditions: (i) Executive must comply with Executive’s obligations under this Agreement that continue after termination of employment; and (ii) Executive must resign upon written request by the Corporation from all positions with or representing the Corporation, including but not limited, to membership on boards of directors; and (iii) Executive must enter into, and not revoke, an agreement in form reasonably acceptable to the Corporation that releases the Corporation or an Affiliate and any officer, director, agent, employee, shareholder, or other representative of the Corporation or an Affiliate from any and all claims of Executive except for claims or rights relating to: (A) this Agreement; (B) unpaid salary through the employment termination date; (C) unpaid expense reimbursements for authorized business expenses incurred before the employment termination date; (D) any equity plans; (E) benefit plans (for example, to convert life insurance); (F) any rights under the terms of any qualified retirement plan covering Executive; and (G) rights of indemnification under the Corporation’s Articles of Incorporation or Bylaws or any agreement to which the Corporation is a party. In addition, the release does not affect Executive’s right to cooperate in an investigation by the Equal Employment Opportunity Commission.

(f)

Reductions to Severance Pay. Executive will receive the Severance Pay notwithstanding any other earnings that Executive may have and without offset of any kind except that the Corporation has the right to deduct from the Severance Pay any income, payroll or other taxes required to be deducted from such payments.

(g)

Death. No payments shall be due upon Executive’s death while employed by the Corporation. If Executive’s employment terminates in a manner that entitles Executive to Severance Pay under this Agreement and then Executive dies before receiving all of the benefits payable under this Agreement, the payments provided for under Section 2(a) and (b) will continue to Executive’s then surviving spouse, or if none, to Executive’s estate.

3.

Definitions.

(a)

Active Change in Control Proposal Period. “Active Change in Control Proposal Period” means any period:

(i)

during which the Board of Directors of the Corporation has authorized solicitation by the Corporation of offers or expressions of interest for a transaction which, if consummated, would constitute a Change in Control; or

(ii)

during which the Corporation has received a proposal for a transaction which, if consummated, would constitute a Change in Control, and the Board of Directors has not determined to reject such proposal without any counter-offer or further discussions; or

(iii)

during which any proxy solicitation or tender offer with regard to the securities of the Corporation is ongoing, if the intent of such proxy solicitation or tender offer is to cause the Corporation to solicit offers for or enter into a transaction that would constitute a Change in Control.

(b)

Affiliate. “Affiliate” means any organization controlling, controlled by or under common control with the Corporation.

(c)

Cause. “Cause” means termination of Executive’s employment for only the following reasons:

(i)

Willful misconduct materially adverse to the Corporation or an Affiliate;

(ii)

Willful breach of a fiduciary duty involving personal profit;

(iii)

Willful violation of any law, rule, or regulation materially relating to the operation of the Corporation or an Affiliate;

(iv)

The order of any court or supervising agency with jurisdiction over the affairs of the Corporation or an Affiliate; or

(v)

Executive’s intentional violation of any material provision of this Agreement, if Executive fails to cure the breach within a reasonable time after written notice from the Corporation’s Board of Directors informing Executive of the breach.

For purposes of this Agreement, no act or failure to act on Executive’s behalf shall be considered “willful” or “intentional” unless done, or admitted to be done, by Executive not in good faith and unless Executive knew or should have known that the action or omission was not in, or was opposed to, the best interests of the Corporation or an Affiliate; provided, that any act or omission to act on Executive’s behalf in reliance upon an opinion of counsel to the Corporation shall not be deemed to be willful or intentional. Executive shall not be deemed to have been terminated for Cause unless or until there shall have been delivered to Executive a copy of a certification of a majority of the non-officer members of the Corporation’s Board of Directors finding that, in the good faith opinion of such majority, Executive was guilty of conduct deemed to be Cause and specifying the details thereof, after reasonable notice to the Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before such majority. No such determination of the Board shall affect Executive’s right to determination through the legal system of whether there was in fact Cause for termination.

(e)

Change in Control. A “Change in Control” shall be deemed to have occurred as of the first day that there is a change in the ownership, the effective control, or the ownership of a substantial portion of the assets of the Corporation within the meaning of Treasury Regulation Section 1.409A-3(g)(5), as amended.

(g)

Good Reason. “Good Reason” means:

(i)

A material reduction in Executive’s base salary, other than a reduction that is generally applicable to all of the Corporation’s senior executive officers.

(ii)

A material demotion or other adverse change made by the Corporation in Executive’s status or position as a senior executive officer of the Corporation or an Affiliate;

(iii)

The assignment to Executive of any duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by Executive;

(iv)

The imposition of any requirement, whether by relocation of the Corporation’s offices or otherwise, that Executive perform Executive’s normal day-to-day duties and responsibilities outside of an area within a thirty (30) mile radius of Sparta, Michigan;

(v)

Failure of the Corporation to elect Executive as President of the Corporation or as President and a director of the Bank; or

(vi)

Material breach by the Corporation of any material provision of this Agreement, if the Corporation fails to cure the breach within a reasonable time after Executive has given the Corporation’s Board of Directors written notice of the breach.

Before terminating employment for Good Reason, Executive shall give written notice to the Corporation’s Board of Directors of the act or omission constituting Good Reason, within 60 days after the occurrence of such act or omission. If the Board of Directors promptly corrects such act or omission, and takes reasonable measures to prevent its recurrence, Executive shall not be entitled to terminate employment for Good Reason. Otherwise, Executive may terminate the employment for Good Reason within 60 days after such notice to the Board of Directors. If Executive fails to give notice as provided above, Executive may not terminate employment for Good Reason on account of such act or omission.

4.

Parachute Cap. Notwithstanding anything in this Agreement to the contrary, any payment, benefit, or amount payable or benefit to be provided to Executive pursuant to this Agreement that is a “Parachute Payment” as defined in Section 280G(b)(2) of the Code, will be reduced to the extent necessary so that the benefits payable or to be provided to Executive under this Agreement that are treated as Parachute Payments as well as any payments or benefits provided outside of this Agreement that are so treated will not cause the Corporation to have paid an “Excess Parachute Payment” as defined in Section 280G(b)(1) of the Code. If it is established that an “Excess Parachute Payment” has occurred or will occur under this Agreement or otherwise, the Corporation will reduce the amount of any remaining Parachute Payments to be made to ensure that the total payments to Executive do not exceed 2.99 times Executive’s “base amount” as defined in Section 280G(b)(3) of the Code. If payments are to be reduced under this Section, they shall be reduced in the following order: the automobile allowance under Section 2(d) first, followed by the monthly payments under Section 2(b), followed by the salary continuation under Section 2(a). If payments must be reduced under this paragraph, the reduction will be implemented by reducing the number of months for which payment will be made following termination of employment.

5.

Confidentiality, Return of Property. Executive has obtained and may obtain confidential information concerning the business, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of the Corporation, and those of third-parties related to their transaction of business with the Corporation, which information is not generally disclosed to persons not employed by the Corporation. Such information (referred to herein as the “Confidential Information”) may have been or may be provided in written form or orally. Executive shall not disclose to any other person the Confidential Information at any time during or after termination of employment, except that during employment Executive may use and disclose Confidential Information as reasonably required by Executive’s employment. Upon termination of employment, Executive will deliver to the Corporation any and all property owned or leased by the Corporation and any and all Confidential Information (in whatever form) including without limitation all customer lists and information, financial information, business notes, business plans, documents, keys, credit cards, computers, mobile phones, tablets and other Corporation-provided equipment. Executive’s commitments in this Section will continue in effect after termination of employment and after termination of this Agreement. The parties agree that any breach of Executive’s covenants in this Section would cause the Corporation irreparable harm, and that injunctive relief would be appropriate.

6.

Inventions, Discoveries and Improvements. Executive hereby agrees to assign and transfer to the Corporation, its successors and assigns, Executive’s entire right, title and interest in and to any and all inventions, discoveries, trade secrets and improvements thereto which Executive may discover or develop, either solely or jointly with others, during Executive’s employment and for a period of one year after termination of such employment, which would relate in any way to the business of the Corporation, together with all rights to letters patent, copyrights or trademarks which may be granted with respect thereto. Immediately upon making or developing any invention, discovery, trade secret or improvement thereto, Executive shall notify the Corporation thereof and shall execute and deliver to the Corporation, without further compensation, such documents as may be necessary to assign and transfer to the Corporation Executive’s entire right, title and interest in and to such invention, discovery, trade secret or improvement thereto, and to prepare or prosecute applications for letters patent with respect to the same in the name of the Corporation. Executive’s obligations under this Section 6 shall continue in effect, as to inventions, discoveries and improvements covered by this Section 6, notwithstanding any termination of employment or this Agreement.

7.

Noncompetition and Nonsolicitation.

(a)

In view of Executive’s importance to the success of the Corporation, Executive and the Corporation agree that the Corporation would likely suffer significant harm from Executive’s competing with the Corporation during employment and for some period of time thereafter. Accordingly, Executive agrees that Executive shall not engage in any Prohibited Activity either: (A) while employed by the Corporation; or (B) if Executive’s employment is terminated during the Term of this Agreement following a Change in Control, during the Non-Competition Period (as defined below). “Prohibited Activity” means directly or indirectly (i) soliciting or offering services or products competitive to those offered by or through the Corporation or any of its Affiliates to any Customer; or (ii) inducing any employee of the Corporation or any Affiliate to leave his or her employment. “Customer” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity who, at any time while Executive was employed by the Corporation, (a) was a customer of the Corporation or any Affiliate; or (b) was identified by the Corporation or any Affiliate as a potential customer. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than one percent (1%) of any class of publicly traded securities. For purposes of this Section 7 the term “Non-Competition Period” shall continue for a period of eighteen (18) months after termination of Executive’s employment. If Executive is in breach of Section 7, then the Non-Competition Period will be extended for a period equal to the duration of Executive’s breach.

(b)

The parties agree that nothing herein shall be construed to limit or negate that common law of torts or trade secrets where it provides broader protection than that provided herein.

(c)

If Executive’s employment is terminated during the Term of this Agreement by the Corporation for Cause, by Executive for any reason other than Good Reason during an Active Change in Control Proposal Period, or by Executive for any reason before an Active Change in Control Proposal Period, such that no benefits are payable under this Agreement, Executive’s obligations under this Section shall not survive termination of this Agreement.

8.

Successors; Binding Agreement.

(a)

This Agreement shall not be terminated by any merger or consolidation of the Corporation whereby the Corporation is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Corporation. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b)

The Corporation agrees that concurrently with any merger, consolidation or transfer of assets constituting a Change in Control, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or Executive’s beneficiary or estate), all of the obligations of the Corporation hereunder. Failure of the Corporation to obtain such assumption prior to the effective date of any Change in Control shall be a material breach of the Corporation’s obligations to Executive under this Agreement that constitutes Good Reason.

(c)

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

9.

Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or received by facsimile transmission or two (2) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Corporation:	ChoiceOne Financial Services, Inc.
109 E. Division
Sparta, MI 49345
Att: Chairman of the Board

If to Executive:	Kelly J. Potes
109 E. Division
Sparta, MI 49345

Either party may change its address for notices by notice to the other party.

10.

Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Corporation’s Board of Directors, or a committee of the Board of Directors, and is agreed to in a writing signed by Executive and by the Chairman of the Board of Directors of the Corporation. No waiver by either party at any time of any breach or non-performance of this Agreement by the other party shall be deemed a waiver of any prior or subsequent breach or non-performance.

11.

Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. If a court of competent jurisdiction ever determines that any provision of this Agreement (including, but not limited to, all or any part of the non-competition covenant in this Agreement) is unenforceable as written, the parties intend that the provision shall be deemed narrowed or revised in that jurisdiction (as to geographic scope, duration, or any other matter) to the extent necessary to allow enforcement of the provision. The revision shall thereafter govern in that jurisdiction, subject only to any allowable appeals of that court decision.

12.

Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, will be settled by arbitration before a single arbitrator in a hearing to be held in Kent County, Michigan, in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

13.

Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s employment with the Corporation or any of the subjects covered by this Agreement have been made by either party that are not set forth expressly in this Agreement, and this Agreement supersedes any other agreements on the subjects covered by this Agreement; provided, however, except as expressly modified hereby, this Agreement shall not affect Executive’s rights under retirement and health and welfare plans in which Executive participates which are maintained by the Corporation or any Affiliate. This Agreement does not provide Executive any right to continued employment with the Corporation or any Affiliate and does not in any way affect the right of the Corporation to terminate Executive’s employment at any time with or without Cause.

14.

Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan laws, without regard to choice of law rules. The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in the Kent County Circuit Court. The parties agree that they will subject themselves to the personal jurisdiction and venue of such court, regardless of where Executive or the Corporation may be located at the time any action may be commenced. The parties agree that the location specified above is a mutually convenient forum and that each of the parties conducts business in Kent County.

15.

Counterparts. This Agreement may be signed in original or by fax in counterparts, each of which shall be deemed an original, and together the counterparts shall constitute one complete document.

16.

Section 409A. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code to the greatest extent possible partially as providing for short-term deferrals under Treasury Regulation § 1.409A-(b)(4) and partially as an involuntary separation pay plan under Treasury Regulation § 1.409A-1(b)(9), and shall be interpreted and operated consistently with those intentions. To the extent Section 409A is found to be applicable to this Agreement, this Agreement is to be interpreted to comply with Section 409A and shall be interpreted and operated consistently with those intentions, including but not limited to, any applicable six-month delay in payment if Executive is a specified employee of the Corporation.

The parties made this Agreement effective as of the date first written above.

CHOICEONE FINANCIAL SERVICES, INC.

By:	/s/ Paul L. Johnson	/s/ Kelly J. Potes
	Paul L. Johnson Chairman of the Board of Directors	Kelly J. Potes

	“Corporation”	“Executive”

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